UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2009

DCP MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

DELAWARE	001-32678	03-0567133
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

370 17th Street, Suite 2775
Denver, Colorado 80202
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (303) 633-2900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 17, 2009 the board of directors (the “Board”) of DCP Midstream GP, LLC (the “Company”), the general partner of DCP Midstream GP, LP, the general partner of DCP Midstream Partners, LP (the “Partnership”) approved a compensation package for directors who are not officers or employees of affiliates of the Company (“Non-Employee Directors”).  Members of the Board who are also officers or employees of affiliates of the Company do not receive additional compensation for serving on the Board.  The Board approved the payment to each Non-Employee Director of an annual compensation package containing the following:

•	A $40,000 retainer;
•	A board meeting fee of $1,250 for each board meeting attended;
•	A telephone board meeting fee of $500 for each telephonic meeting attended; and
•
An annual grant of phantom units under the Partnership’s Long-Term Incentive Plan that have a six month vesting period that approximate $40,000 in value. The directors also receive distributions on the phantom units based on the number of units awarded which are paid in cash on a quarterly basis prior to vesting.  The phantom units will be paid in units upon vesting.  The phantom units will be granted as of March 2, 2009.

In addition, the Chair of the Audit Committee of the Board will receive an annual retainer of $20,000 and the members of the Audit Committee will receive $1,500 for each Audit Committee meeting attended.  The Chair of the Special Committee of the Board will likewise receive an annual retainer of $20,000 and the members of the Special Committee will receive $1,250 for each Special Committee meeting attended.  Finally, the Non-Employee Director members of the Compensation Committee will receive $1,250 for each Compensation Committee meeting attended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP MIDSTREAM PARTNERS, LP

By:	DCP MIDSTREAM GP, LP
its General Partner

By:	DCP MIDSTREAM GP,
its General Partner

By:	/s/ Michael S. Richards
Name: Michael S. Richards
Title: Vice President, General Counsel and Secretary

February 23, 2009